Exhibit 99.1

January 6, 2022 – 08:30AM Eastern

Air Industries Group Announces New $6.0+

Million, Life of the Program, Long-Term Agreement for PW-4000 Jet Turbine Exhaust Cases

Bay Shore, New York -- (Business Wire) January 6, 2022 - 08:30AM Eastern – Air Industries Group (NYSE American: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that its Sterling Engineering subsidiary has been awarded a “Life of the Program Extension” of a Long-Term Agreement (LTA) to deliver Turbine Exhaust Case (TEC) components for the PW-4000 jet engine used on many Airbus and Boeing commercial aircraft, including the A-330 and Boeing 777. It is anticipated that this contract extension will generate revenue in excess of $6 million over its remaining term.

Turbine Exhaust Cases are highly engineered critical components of jet engines. The TEC for the PW-4000 is five feet in diameter. Sterling Engineering has been producing this component for the PW-4000 jet engine for over ten years.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “One of the key corporate objectives at Sterling Engineering is to transition a larger percentage of the product mix into long term agreements. Extending this Exhaust Case component for the “life of the program” confirms our customer’s confidence that we can produce it competitively and meet their delivery requirements. This award, together with the LTA for the CH-53K helicopter that we announced on October 13th of last year, furthers our progress with the transition of Sterling Engineering’s business.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is a Tier 1 or 2 integrated manufacturer of complex precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7079

ir@airindustriesgroup.com